INTERMEDIARY SERVICING

AGREEMENT

THIS SHAREHOLDER SERVING AGREEMENT (“Agreement”) made and entered into between ALPS Distributors, Inc. (“ADI”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, and                                 , a                                 company having its principal place of business at                                ,                     ,                     (hereinafter “Servicer”).

WHEREAS, Servicer desires to enter in this Agreement with ADI to sell shares of the Wilmington Funds (“Company”), a registered open-end investment management company, and Servicer will provide continuing personal services to shareholders of and/or administration of shareholder accounts in, the fund(s) currently offered by the Company.

WHEREAS, Servicer understands that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the mutual fund(s) offered by the Company (each individually, a “Fund” and collectively, the “Funds”) and distributed by ADI, the principal underwriter for the Company, have adopted, pursuant to Rule 12b-1 under the 1940 Act, Distribution and Service Plans and non Rule 12b-1 Shareholder Servicing Plans (each individually a “Plan” and collectively “Plans”) with ADI to enable payments to certain entities for distribution assistance and shareholder servicing.

WHEREAS, the term “Prospectus” means the prospectus and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented from time to time by the Funds.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Company Shares for Sale to Customers.

(a)	Servicer is hereby appointed as a non-exclusive selling agent of the Company during the term herein specified for the purpose of finding suitable investors for Company’s shares as described herein. Subject to the performance by ADI of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of ADI contained herein, Servicer hereby accepts such agency and agrees on the terms and conditions set forth herein and in each Fund’s then-current Prospectus and/or SAI to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to such investors for the duration of their investments. It is understood that the Servicer has no commitment with regard to the sale of the Company’s shares other than to use reasonable efforts and shall not prevent Servicer from acting as a selling agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Servicer’s agency relationship with ADI hereunder shall continue until the termination of this Agreement. Any sales of a Fund’s shares made prior to the date hereof by Servicer shall be deemed made pursuant to this Agreement.

(b)	In offering and selling Company’s shares to Servicer’s customers, Servicer shall not have any authority to act or hold itself out as agent for ADI or the Company. ADI acknowledges that customers of Servicer who purchase Fund shares are the Servicer’s customers. Servicer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”), and in compliance with Section 12 of this Agreement.

(c)	Servicer agrees to offer and sell each Fund’s shares to Servicer’s customers only at the applicable public offering price, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus and/or SAI. Servicer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any supplements thereto). Servicer will report quarterly to ADI on any cumulative or quantity discounts as a result of the offer and sale of the Fund’s shares.

(d)	Servicer agrees to purchase Fund’s shares from ADI or from Servicer customers. If Servicer purchases from ADI, Servicer agrees that all such purchases shall be made only: (a) to cover orders already received by Servicer from its customers; (b) for shares being acquired by Servicer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of a Fund; (c) for Servicer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Servicer’s employees or for investments in Individual Retirement Accounts established by Servicer’s employees, and if Servicer so advises ADI in writing prior to any sale of shares pursuant to this subparagraph (d), Servicer agrees to waive all Servicer concessions, if any, to all sales of shares. If Servicer purchases shares from Servicer customers, Servicer agrees not to purchase shares from Servicer customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus. Servicer shall not withhold placing customers’ orders for shares so as to profit the Servicer as a result of such withholding (e.g., to include, but not limited to, a change in a Fund’s net asset value from that used in determining the offering price to Servicer’s customers).

(e)

ADI will accept Servicer’s purchase orders only at the public offering price applicable to each order, as determined in accordance with the then-current Prospectus. ADI will not accept from Servicer a conditional order. All purchase and sale orders shall be executed in accordance with Rule 22c-1 of the 1940 Act. On each day the New York Stock Exchange is open for business (a “Business Day”) Servicer shall accept and effect orders from its customers with respect to Fund shares. Servicer shall place orders for Fund shares only with ADI. Servicer shall date and time stamp all orders received and promptly transmit all orders to ADI in time for processing at the price next determined after receipt of the order by the Servicer, in accordance with the Prospectus. Servicer shall not aggregate orders received after 4:00 p.m. Eastern time (“Market Close”) with orders received before Market Close. Servicer warrants that its internal control structure concerning the processing and transmission of orders is reasonably designed to prevent or detect on a timely basis orders received after Market Close and to minimize errors that could result in late transmission of orders. Servicer shall clearly identify to ADI orders received before Market Close on the Business Day and distinguish such orders from orders received after Market Close on such Business Day. ADI will not accept from Servicer any order placed on a conditional basis or subject to any delay or contingency prior to execution. All orders are subject to acceptance or rejection by ADI in its sole discretion. If a purchase order is not settled in accordance with this Section, ADI may, without notice, cancel the transaction and Servicer shall be responsible for any resulting loss that ADI or the Company sustains. ADI reserves the right, at its discretion and without notice to the Servicer, to suspend sales or to withdraw the offering of a Fund’s shares, in whole or in part, or to make a limited offering of any Fund’s shares. The minimum and maximum dollar amounts for purchase of a

Fund’s shares (and any classes thereto) for any shareholder shall be the applicable minimum or maximum amount described in such Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

(f)	The transmission of orders will be governed by instructions that ADI will periodically issue to Servicer. Servicer must pay for Fund’s shares in ‘Federal Funds,’ and ADI must receive Servicer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”). If ADI does not receive Servicer’s payment on or before such settlement date, ADI may, without notice, cancel the sale, or, at ADI’s option, sell a Fund’s shares that Servicer ordered back to the issuing Fund. ADI will hold Servicer responsible for any loss suffered by ADI or the issuing Fund as a result of Servicer’s failure to make payment as required.

(g)	Servicer agrees to use the application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”). The application will be reviewed by ADI or the Company to determine that all information necessary to issue a Fund’s shares has been entered. Servicer hereby certifies that all of Servicer customers’ taxpayer identification numbers (“TIN”), social security numbers (“SSN”) or equivalent identification numbers furnished to ADI or the Company by Servicer are correct and agrees that ADI or the Company will not open an account without Servicer providing the Company’s transfer agent (“Transfer Agent”) with the customer’s TIN, SSN or, if recognized by the Transfer Agent, equivalent identification number.

(h)	ADI or a Fund may, in its sole discretion and without liability to any person, reject a sale of shares in a jurisdiction where the shares are not registered or may register the shares for sale in such jurisdiction.

(i)	Any transaction in shares of a Fund shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent. A confirmation statement evidencing transactions in a Fund’s shares will be transmitted to Servicer by the Transfer Agent.

(j)	Servicer agrees to collect or cause to be collected applicable redemption fees as described in then-current Prospectus on all accounts opened with the Fund on an omnibus basis, and promptly remit such fees to ADI.

(k)	Servicer agrees to take such actions as may be appropriate to give effect to: (i) any conversion of shares as required by the then-current Prospectus; and (ii) any election by the Fund to redeem shares as permitted by the Prospectus.

(l)	Servicer agrees to respond to the reasonable inquiries and requests of Servicer’s customers that are shareholders relating to their investment in a Fund, and to take any such actions as such customer may reasonably request to maintain the customer’s account with a Fund.

2.	Account Options.

(a)	Servicer may appoint the Transfer Agent as Servicer’s agent to execute customers’ transactions in a Fund’s shares sold to Servicer by ADI in accordance with the terms and provisions of any account, program, plan, or service established or used by Servicer’s customers and to confirm each such transaction to Servicer’s customers on Servicer’s behalf. At the time of the transaction, Servicer guarantees the legal capacity of its customers so transacting in such Fund shares and any co-owners of such Fund shares.

(b)	Unless otherwise instructed by ADI or the Transfer Agent, Servicer may instruct the Transfer Agent to register shares purchased in Servicer’s name and account as nominee for Servicer’s customers, in which event all Prospectuses, proxy and information statements, periodic shareholder reports, quarterly statements and other printed material will be sent to Servicer, and all confirmations and other communications to shareholders will be transmitted to Servicer. Servicer shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Servicer holds such shares as nominee. Servicer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Servicer is holding such shares. With respect to other customers of Intermediary, Servicer shall provide ADI with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for ADI to comply with any legal and regulatory reporting requirements.

(c)	Accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with ADI relating to networking.

3.	Servicer Compensation.

(a)	Servicer concession, if any, on Servicer’s sales of shares of a Fund will be offered as described in the then-current Prospectus and/or SAI or in the applicable schedule of concessions issued by ADI and in effect at the time of ADI sale to Servicer. Upon written notice to Servicer, ADI, or a Fund, may change or discontinue any schedule of concessions, or issue a new schedule. Servicer may be deemed to be an underwriter in connection with sales by Servicer of shares of a Fund where Servicer receives all or substantially all of the sales charge as set forth in the then-current Prospectus and, therefore, Servicer may be subject to applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”). Compensation paid, if any, pursuant to a Plan for the sale of certain class of a Fund’s shares is described in Agreement Fee Schedule attached hereto (“Fee Schedule”) and in such respective Fund’s then-current Prospectus.

(b)	ADI is entitled to, if any, a contingent deferred sales charge (“CDSC”) on redemptions of applicable class of shares of a Fund, as described in the then-current Prospectus. With respect to shares subject to a CDSC, ADI will pay the Servicer the applicable percentage of any advance commission in the amount and manner set forth in the then-current Prospectus and applicable Fee Schedule. If at any time during the applicable holding period to which the CDSC applies, as described in the then-current Prospectus, Servicer no longer satisfies the conditions requisite as to receive advance commissions from ADI on shares subject to a CDSC as described in the then-current Prospectus, Servicer agrees to pay ADI the amount of CDSC that would have been payable upon the redemption of such shares.

(c)

In the case of a Fund or class thereof which has adopted a Plan, ADI may elect from time to time to make payments to Servicer as provided under such Plan for such services, and without limitation, some or all of the following: answering inquires regarding a Fund, processing purchases and redemption transactions, assistance in changing account designation and addresses; providing periodic statements, personal services to investors, and/or other services related to the maintenance of shareholder records Any such payments shall be made in the amount and manner set forth in the applicable Fee Schedule or in the then-current Prospectus.

Compensation paid, if any, pursuant to a Rule 12b-1 Plan for providing administrative services with respect to certain classes of a Fund’s shares, and pursuant to a Shareholder Services Plan for providing shareholder services with respect to certain classes of a Fund’s shares, are described in the Fee Schedule and in such respective Fund’s then-current Prospectus. The Servicer will only receive the administrative services fee as set forth in the Fee Schedule if it earned at least $10 in compensation during the time period for which such fees are payable, as provided in the Fee Schedule. The Fee Schedule may be discontinued or changed by ADI from time to time and shall be in effect with respect to a Fund which has a Plan and so long as such Fund(s)’ Plan remains in effect. Notwithstanding the foregoing, Servicer acknowledges that any compensation to be paid to the Servicer by ADI is paid from proceeds paid to ADI by a Fund pursuant to its Plan, and to the extent ADI does not receive such proceeds, for any reason, the amounts payable to Servicer will be reduced accordingly. In the case of a Fund or class thereof that has no currently effective Plan, ADI may, to the extent permitted by applicable law, elect to make payments to Servicer from its own resources.

(d)	Servicer shall furnish to ADI or the Company, on behalf of a Fund, no less frequently than quarterly such information in writing as shall reasonably be requested by the Company’s Board of Directors/Trustees (“Company’s Board”) with respect to the fees paid to Servicer pursuant to this Agreement.

(e)	In the event that FINRA Conduct Rule 2830 precludes a Fund or class thereof from imposing, or ADI from receiving, a sales charge (as defined in Rule 2830) or any portion thereof, Servicer shall not be entitled to any payments from ADI hereunder from the date that a Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges. If a Fund or class thereof resumes imposition of some or all of its sales charge, Servicer will be entitled to payments hereunder or as modified by ADI, if applicable.

(f)	ADI may discontinue paying compensation to Servicer if, at any time, (i) Servicer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Servicer breaches any representation, warranty or covenant contained in this Agreement, as determined by ADI in its sole discretion. Notwithstanding the foregoing, Servicer shall not be entitled to any compensation in respect of a sale to any investor if ADI determines that another authorized selling agent of ADI is primarily responsible for or should otherwise be credited with such sale. In making this determination, ADI will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by ADI.

(g)	If, within seven business days after confirmation by ADI of Servicer’s original purchase order for shares of a Fund, such shares are repurchased by the issuing Fund or by ADI for the account of such Fund or are tendered for redemption by the customer, Servicer shall promptly refund to ADI the full discount retained by Servicer on the original sale and any distribution and service payments made to Servicer. Servicer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Servicer as nominee for Servicer’s customers with respect to redeemed or repurchased Fund shares (that are subject to the previous sentence) to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. Servicer also waives any claim for any compensation not yet received. Servicer shall be notified by ADI of such repurchase or redemption within ten days of such repurchase or redemption.

(h)

The provisions of the Distribution Agreement between the Company and ADI, insofar as they relate to a Plan under Rule 12b-1 under the 1940 Act, are incorporated herein by reference. The provisions under this Agreement, relating to a Plan, shall continue in full force and effect only so long as the continuance of a Plan is approved at least annually by a vote of the Company’s Board, including a majority of the Company’s Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to a Plan, cast in person at a meeting called for the purpose of voting thereon.

(i)	After the effective date of any change in or discontinuance of any schedule of service payments, or the termination of a Plan, such service payments will be allowable or payable to Servicer only in accordance with such change, discontinuance, or termination. Servicer agrees that it will have no claim against ADI, the Company, or a Fund by virtue of any such change, discontinuance, or termination. In the event of any overpayment by ADI of any service payment, Servicer will promptly remit such overpayment.

(j)	This Agreement’s applicable provisions regarding compensation for administrative services, if any, have been adopted pursuant to Rule 12b-1 under the 1940 Act by a Fund’s class that may have adopted a Plan, under its respective Plan.

4.	Status as Financial Intermediaries.

(a)	Servicer represents and warrants that it is, and at all times during the term of this Agreement will remain, either:

(i) an investment adviser duly registered under the Investment Advisers Act of 1940 and has submitted a notice filing in each state that requires Servicer to do so, or if Servicer is not registered with the SEC, Servicer represents that Servicer is duly registered as an investment adviser with all appropriate state regulatory agencies. Servicer further represents that Servicer is permitted under any and all applicable laws, rules and regulations to execute, deliver, and perform this Agreement. Servicer further agrees to comply with all applicable Federal and state laws, rules, and regulations of applicable regulatory agencies having jurisdiction (including, but not limited to, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Securities Act, the 1934 Act, and the rules of the FINRA, SEC, state securities administrators, and any other regulatory body). Servicer agrees to notify ADI if Servicer’s registration as an investment adviser is terminated; or

(ii) an entity exempt from broker-dealer status under applicable laws (including, but not limited to, a bank or trust company) in good standing. Servicer further agrees to comply with all applicable Federal and state laws, rules, and regulations of applicable regulatory agencies having jurisdiction (including, but not limited to, the Advisers Act, the Securities Act, the 1934 Act, and the rules of the FINRA, SEC, state securities administrators, and any other regulatory body); and

Servicer represents that it is qualified to sell shares in the various jurisdictions where it transacts business. Servicer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Servicer’s obligations under this Agreement and to receive compensation, if any, therefore, and Servicer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(b)	Other than as described in paragraph 1(a) above, nothing in this Agreement shall cause Servicer to be ADI’s partner, employee, or agent, or give Servicer any authority to act for ADI, the Company, or a Fund. Neither ADI nor the Company shall be liable for any of Servicer’s acts, omissions or obligations under this Agreement.

5.	Information Relating to the Funds.

(a)	No person is authorized to make any representations concerning a Fund’s shares except those contained in such Fund’s then-current Prospectus and/or SaI, and in buying shares from ADI or selling shares to ADI hereunder, Servicer shall rely solely on the representations contained in the then-current Prospectus and/or SAI. Upon Servicer’s reasonable request, ADI will furnish Servicer with a reasonable number of copies of a Fund’s then-current Prospectus(es) and/or SAIs (including any supplements thereto).

(b)	Servicer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning a Fund’s shares, other than a Fund’s then-current Prospectus or such printed information that is given to Servicer by ADI, without first obtaining ADI’s written approval. Servicer shall not distribute or make available to the general public any printed information furnished by ADI which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public.

6.	Indemnification. ADI and Servicer (each an “Indemnifying Party”) will indemnify and hold the other party and its directors/trustees, officers, employees, and agents harmless from any claim, demand, loss, expense (including reasonable attorney’s fees), or cause of action resulting from the willful misconduct or negligence, as measured by industry standards, of the Indemnifying Party, its directors/trustees, employees and agents, in carrying out its obligations under this Agreement. This provision will survive the termination of this Agreement.

7.	Duration. Subject to Section 8, this Agreement will become effective on the date executed by ADI and will continue in effect until terminated.

8.	Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement without cause and without penalty by giving the other party written notice specifying the termination date. This Agreement will automatically terminate: (i) in the event that a majority of the Company’s Directors/ Trustees who are not “interested persons” (as defined in the 1940 Act) or a majority of the outstanding shares of a Fund fails to approve the continuance of the Distribution Agreement, as amended, between the Company and ADI; or (ii) in the event of its assignment (as defined in the 1940 Act). ADI may change or amend any provision of this Agreement by giving Servicer written notice of the change or amendment.

9.	Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with FINRA’s Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between ADI and Servicer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10.

Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same-day delivery (with a confirming copy by mail). All notices to ADI shall be given or sent to ADI at ADI offices located at 1290 Broadway, Suite 1100, Denver, Colorado 80203, Attn: General

Counsel. All notices to Servicer shall be given or sent to Servicer at the address specified by Servicer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11.	Client Information

a.	Agreement to Provide Information. Servicer agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Servicer during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii) Form and Timing of Response.

(a) Servicer agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 11(a). If requested by the Fund or its designee, Servicer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 11(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 11(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Servicer additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Servicer.

b.

Agreement to Restrict Trading. Servicer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s

Shares (directly or indirectly through the Servicer’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i) Form of Instructions. Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. Servicer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Servicer.

(iii) Confirmation by Servicer. Servicer must provide written confirmation to the Fund that instructions have been executed. Servicer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c.	Definitions. For purposes of this Agreement:

(i) Pursuant to Section 11, and only Section 11 herein, the term “Fund” also includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii) The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Servicer.

(iii) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Servicer in nominee name.

(iv) The term “written” includes electronic writings and facsimile transmissions.

(v) The term “Servicer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi) The term “purchase” does not include automatic reinvestment of dividends.

(vii) The term “promptly” as used in Section 11(a)(ii) shall mean as soon as practicable but in no event later than 5 business days from the Servicer’s receipt of the request for information from the Fund or its designee.

d. Servicer will forward for processing on each day only those purchase and redemption orders received by Servicer prior to the daily cut-off times disclosed in each Fund’s prospectus. Servicer has, and will maintain at all times during the Term of this Agreement, appropriate internal controls for the segregation of purchase and redemption orders received prior to the daily cut-off times disclosed in each Fund’s Prospectus, from purchase and redemption orders received after the daily cut-off times disclosed in each Fund’s Prospectus as and to the extent required by the 1940 Act.

12.	Anti-Money Laundering Program. Servicer hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) Servicer has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under Section 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (iii) Servicer will cooperate with ADI and deliver information reasonably requested by ADI concerning shareholders that purchased a Fund’s shares sold by Servicer necessary for ADI or the Company to comply with the USA Patriot Act; and (iv) Servicer will notify ADI, in writing, if it is found, by its Compliance Officer, independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program. Servicer agrees that accounts in the Funds held in the name of, or beneficially owned by, Servicer’s customers shall be accounts of Servicer, and that Servicer’s customers will be customers of Servicer, for all purposes under Servicer’s anti-money laundering program.

Notwithstanding anything to the contrary, if Servicer is exempt from the requirement to develop, implement, and maintain anti-money laundering policies that comply with the USA Patriot Act, then Servicer agrees to cooperate with ADI and the Company and deliver information reasonably requested by ADI or the Company concerning shareholders that purchased shares sold by Servicer necessary for ADI and the Company to comply with either’s internal policies, the USA Patriot Act and relevant rules and regulations.

Servicer acknowledges that ADI or the Company may reject or refuse orders for the sale of shares with respect to customers for which Servicer serves as nominee if Servicer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act. Upon ADI’s request, Servicer shall promptly certify to having implemented anti-money laundering policies and procedures and complying with all aspects of the USA Patriot Act and applicable regulations.

13.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Servicer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

14.	Identity Theft Red Flags. Servicer hereby certifies that: (i) it understands that pursuant to federal regulations, it is required to establish an identity theft red flags program; (ii) Servicer has developed, implemented, and will maintain such a program and will comply with all applicable laws and regulations designed to guard against identify theft activities set out in such program; (iii) Servicer will notify ADI, in writing, if there is a material compliance violation with respect to Servicer’s identity theft red flags program that implicates Fund shares sold through Servicer; and (iv) Servicer will cooperate with ADI and deliver information reasonably requested by ADI concerning purchases and redemptions (or attempted purchases or redemptions) of Fund shares sold through Servicer that are suspected of implicating the identity theft red flags program.

15.	Entire Agreement; Partial Invalidity. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

16.	Waiver. Failure of ADI or the Company to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18.	Applicable Law. This Agreement shall be construed in accordance with the laws of the state of Colorado, without giving effect to principles of conflicts of law.

19.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by ADI.

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IN WITNESS WHEREOF, the Parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

SERVICER:

Signature:
Name:
Title:
Address:

NSCC Dealer #	Fax Number:

NSCC Dealer Alpha Code	Date:
Mutual Fund Coordinator
NSCC Clearing	Primary Contact:
Mutual Fund Coordinator
Phone Number:	Email Address:

ALPS DISTRIBUTORS, INC.

By:
Name:
Title:

Effective Date: